                               [ L O G O ] mapics




                                                                January 11, 2002


Dear Shareholder:

     You are cordially invited to attend the annual meeting of shareholders of MAPICS, Inc., which will be held on February 12, 2002 at 9:00 a.m. at the offices of Alston & Bird LLP, One Atlantic Center, 42nd Floor, 1201 West Peachtree Street, Atlanta, Georgia.

     At the annual meeting, shareholders will be asked to vote on the election of two directors to serve three year terms and to increase the number of shares available under the company's Long Term Incentive Plan, Director Stock Option Plan and Director Stock Incentive Plan. These matters are described in the accompanying proxy statement.

     It is important that your stock be represented at the meeting regardless of the number of shares you hold and whether or not you plan to attend the meeting. You can submit your proxy voting instructions via the Internet, by touch tone telephone or by marking and returning the enclosed proxy card. The method by which you vote by proxy now will not limit your right to vote at the meeting if you decide to attend in person. If you do attend and wish to vote in person, you may simply change your prior vote at the meeting.

     If you plan to attend the meeting, please so indicate when you vote via the Internet or by touch tone telephone or when you return your proxy card. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, bank or other nominee holding the shares to provide you with evidence of your share ownership so that you may be admitted to the meeting.


                                        Sincerely,



                                        /s/ Richard C. Cook
                                        --------------------------------
                                        Richard C. Cook
                                        President and Chief Executive Officer

                                  MAPICS, Inc.
                        1000 WINDWARD CONCOURSE PARKWAY
                           ALPHARETTA, GEORGIA 30005


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 12, 2002

     NOTICE HEREBY IS GIVEN that the 2002 annual meeting of shareholders of MAPICS, Inc. will be held at the offices of Alston & Bird LLP, One Atlantic Center, 42nd Floor, 1201 West Peachtree Street, Atlanta, Georgia, on Tuesday, February 12, 2002 at 9:00 a.m. The purposes of the meeting are for the shareholders to consider and vote upon:

     o the election of two directors to serve until the 2005 annual meeting of shareholders;

     o the approval of an amendment to the 1998 Long-Term Incentive Plan to increase the number of shares of common stock available for awards from 3,500,000 shares to 4,500,000 shares;

     o the approval of an amendment to the 1998 Non-Employee Directors Stock Option Plan to increase the number of shares of common stock available for awards from 310,000 shares to 460,000 shares;

     o the approval of an amendment to the 1998 Non-Employee Directors Stock Incentive Plan to increase the number of shares of common stock available for awards from 60,000 shares to 160,000 shares; and

     o such other business as properly may come before the annual meeting or any adjournments.

     Information relating to these matters is set forth in the attached proxy statement. Shareholders of record at the close of business on December 14, 2001 are entitled to receive notice of and to vote at the annual meeting and any adjournments. We encourage you to vote using the Internet, by touch tone telephone or by returning the enclosed proxy card in the envelope provided.


                                            By order of the board of directors.



                                            /s/ Martin D. Avallone
                                            ---------------------------------
                                            Martin D. Avallone
                                            Vice President, General Counsel
                                            and Secretary


Atlanta, Georgia
January 11, 2002

                                  MAPICS, Inc.
                        1000 WINDWARD CONCOURSE PARKWAY
                           ALPHARETTA, GEORGIA 30005


                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 12, 2002

     The board of directors of MAPICS, Inc. is furnishing this proxy statement to solicit your proxy for the voting of your shares at the 2002 annual meeting of shareholders and at any adjournments. The annual meeting will be held on Tuesday, February 12, 2002 at 9:00 a.m. at the offices of Alston & Bird LLP, One Atlantic Center, 42nd Floor, 1201 West Peachtree Street, Atlanta, Georgia.

     We are mailing this proxy statement and the accompanying proxy card to shareholders on or about January 11, 2002.


                                     VOTING

GENERAL

     The securities that can be voted at the annual meeting consist of (a) common stock, $.01 par value per share, (b) Series D convertible preferred stock, $1.00 par value per share, and (c) Series E convertible preferred stock, $1.00 par value per share. Holders of common stock are entitled to cast one vote for each share held on the record date on each matter submitted to the shareholders at the annual meeting. Holders of the Series D preferred stock and the Series E preferred stock are entitled to vote on an as converted basis with the holders of the common stock as a single class. Series D preferred shareholders and Series E preferred shareholders are entitled to cast 10 votes for each share of Series D preferred stock or Series E preferred stock held on the record date on each matter submitted to the shareholders at the annual meeting.

     The record date for determining the shareholders who are entitled to receive notice of and to vote at the annual meeting has been fixed by the board of directors as the close of business on December 14, 2001. On the record date, 20,060,071 shares (on an as converted basis) of common stock were outstanding and eligible to be voted at the annual meeting.

QUORUM AND VOTE REQUIRED

     The presence at the annual meeting, in person or by proxy, of the holders of a majority of the votes entitled to be cast will constitute a quorum for the transaction of business at the annual meeting. In determining whether a quorum is present, we will apply the following principles:

     o Votes withheld from any director nominee, as well as abstentions with regard to any other proposal that may properly come before the meeting, will be considered to be "votes entitled to be cast" and will be counted as present for purposes of determining the presence or absence of a quorum.

     o Broker non-votes will not be considered to be "votes entitled to be cast" and will not be counted as present for quorum purposes. Broker non-votes are votes that brokerage firms and banks holding shares of record for their customers are not permitted to cast under stock exchange rules because the brokerage firms and banks have not received specific instructions from their customers as to certain proposals and as to which the brokerage firms and banks have advised us that they lack voting authority.

     With regard to the first proposal, our articles of incorporation provide that directors are elected by a plurality of the votes, which means that the two nominees who receive the largest number of votes will be elected as directors. Therefore, a vote to "withhold authority" for the election of any nominee will not be counted in determining the number of votes cast for that nominee and will not affect the outcome. Each of the other three proposals must be approved by a majority of the votes represented at the annual meeting and entitled to be cast on the proposal. Abstentions will be counted in determining the number of votes cast on the proposal and therefore will have the same effect as votes against the proposal.

     We believe that under applicable stock exchange rules, brokerage firms and banks will be able to vote their customers' unvoted shares with regard to the proposal to elect two directors but will not be able to do so with regard to the other three proposals. With regard to these three proposals, broker non-votes will not be counted for purposes of establishing a quorum and will not be considered as votes entitled to be cast on any of the three proposals. Therefore, broker non-votes will not affect the outcome of the vote on any of these three proposals.


HOW TO VOTE

     If you are a shareholder of record and do not hold your shares through a brokerage firm, bank or other nominee (that is, you do not hold your shares in "street name"), you may vote your shares in person at the annual meeting. If your shares are held in street name, you must obtain a proxy or evidence of stock ownership from your street name nominee and bring it with you in order to be able to vote your shares at the annual meeting.

     If you are unable to attend the annual meeting in person or will attend but do not wish to vote in person, you may vote via the Internet or by touch tone telephone until midnight Eastern Standard Time on February 11, 2002, or by completing and returning the enclosed proxy card (if you are a shareholder of record) or vote instruction card (if your shares are held by a brokerage firm or bank) in time for receipt no later than the close of business on February 11, 2002. You may vote via the Internet by accessing the website identified on the enclosed proxy or vote instruction card and following the instructions on the website. If you choose to vote by touch tone telephone, please call the toll-free phone number identified on the enclosed proxy or vote instruction card and follow the prompts. In addition, you may vote by specifying your choice with regard to the proposal on the enclosed proxy or vote instruction card and returning it in the enclosed envelope.

     If you properly and timely vote via the Internet, the telephone or proxy or vote instruction card and do not revoke your vote, the shares will be voted at the annual meeting in accordance with your instructions. If you submit a valid proxy or vote instruction card without giving specific instructions, the shares will be voted "FOR" the election of the two director nominees named in the first proposal and "FOR" the three other proposals. If any nominee should become unable to serve for any reason and the board of directors designates a substitute nominee, the persons named as proxies will vote all valid proxies for the election of the substitute nominee.

     Your voting via the Internet, by telephone or by mail does not affect your right to vote in person should you attend the annual meeting. However, the only way to revoke a proxy or otherwise change your vote, whether you voted via the Internet, the telephone or by proxy or vote instruction card, is by the following methods:

     o giving written notice of revocation to MAPICS, Inc., 1000 Windward Concourse Parkway, Alpharetta, Georgia 30005, Attention: Martin D. Avallone, Vice President, General Counsel and Secretary;

     o    voting again via the Internet or telephone;

     o executing a proxy or vote instruction card bearing a later date and delivering it to Mr. Avallone; or

     o    voting in person at the annual meeting.

     We are not presently aware of any other matters that will be considered at the annual meeting. However, if a matter that is not listed on the enclosed proxy or vote instruction card is properly brought before the annual meeting, the persons named as proxies will vote the shares in accordance with their judgment of what is in the best interest of the company, based on the discretionary voting authority conferred on them by the proxy and voting instruction cards.

COST OF PROXY SOLICITATION

     We are soliciting your proxy on behalf of the board of directors, and we will bear all of the related costs. Brokerage firms, banks and others holding shares in their names or in the names of their nominees will forward copies of the proxy solicitation materials to beneficial owners and will seek authority for execution of proxies. We will reimburse them for their reasonable expenses in so doing. Our employees may also communicate with you to solicit your proxy, but we will not pay them any additional compensation for doing so.

                                STOCK OWNERSHIP

     The following table sets forth information as of November 1, 2001 (unless otherwise indicated) regarding the beneficial ownership of our common stock by each person known by us to own more than 5% of any class of our voting securities, each director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group.

     Pursuant to Securities and Exchange Commission rules, the number of shares of common stock beneficially owned by a specified person or group includes shares issuable pursuant to convertible securities, warrants and options held by such person or group that may be converted or exercised within 60 days after November 1, 2001. Such shares are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person or group but are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person or group.

     The persons named in the table gave us the stock ownership information about themselves. Except as explained in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as beneficially owned by them.


                                                                          AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                                                ----------------------------------------------------------
                                                                  COMMON STOCK    STOCK OPTIONS
                                                                  BENEFICIALLY      EXERCISABLE      TOTAL
                                                                     OWNED           WITHIN 60     COMMON STOCK    PERCENT
                                                                   EXCLUDING        DAYS AFTER     BENEFICIALLY   OF CLASS
                                                                    OPTIONS      NOVEMBER 1, 2001     OWNED        OWNED
                                                                --------------   ----------------  ------------  ---------
PRINCIPAL SHAREHOLDERS
----------------------
General Atlantic Partners, LLC(1)...........................       4,000,000                --      4,000,000      19.22%
Heartland Advisors, Inc.(2).................................       2,360,800                --      2,360,800      12.89
Liberty Wanger Asset Management LP(3).......................       2,276,000                --      2,276,000      12.43
Cannell Capital LLC(4)......................................       2,098,800                        2,098,800      11.46

EXECUTIVE OFFICERS AND DIRECTORS
--------------------------------
Martin D. Avallone(5)(6)(7)
         VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY......          18,500            80,775         99,275          *
George A. Chamberlain 3d(8)
         DIRECTOR...........................................           5,449           154,762        160,211          *
Richard C. Cook (5)(6)(7)(9)
         PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR....          78,294           352,975        431,269       2.31
William J. Gilmour(10)
         FORMER CHIEF FINANCIAL OFFICER, VICE PRESIDENT
          OF FINANCE AND TREASURER..........................           7,629           113,472        121,101          *
Stephen C Haley(11)
         FORMER CHIEF OPERATING OFFICER.....................          11,000             2,500         13,500          *
Edward J. Kfoury(12)
         DIRECTOR...........................................          44,028            39,418         83,446          *
Julia B. North(13)
         DIRECTOR...........................................              --             3,298          3,298          *
Terry H. Osborne
         DIRECTOR...........................................           4,714            20,750         25,464          *
Peter E. Reilly(5)(6)(7)(14)
         CHIEF OPERATING OFFICER............................          47,600            61,250        108,850          *
H. Mitchell Watson, Jr.(15)
         DIRECTOR...........................................          44,953            36,509         81,462          *
All directors and executive officers
 as a group (11 persons)....................................         262,167           865,709      1,127,876       5.88
--------------
* Represents beneficial ownership of less that 1% of our outstanding common stock.

(1) Includes 880,290 shares of common stock and 88,029 shares of Series D convertible preferred stock held by General Atlantic Partners 21, L.P., or GAP 21; 188,120 shares of common stock, 11,971 shares of Series D convertible preferred stock and 6,840 shares of Series E convertible preferred stock held by GAP Coinvestment Partners, L.P., or GAP Coinvestment; and 431,600 shares of common stock and 43,159 shares of Series E convertible preferred stock held by General Atlantic Partners 32, L.P., or GAP 32. Each share of Series D convertible preferred stock and Series E convertible preferred stock is convertible at any time into 10 shares of common stock. Also includes 863,190 and 136,810 shares of common stock underlying warrants held by GAP 32 and GAP Coinvestment, respectively. As a result of the foregoing, GAP Coinvestment, GAP 21, GAP 32 and General Atlantic Partners, LLC, or GAP LLC, the sole general partner of GAP 21 and GAP 32, which we refer to collectively as the GAP Entities, own beneficially 4,000,000 shares of common stock. The GAP Entities own beneficially 1,500,010 shares of common stock, 100,000 shares, or 80.0%, of the outstanding Series D convertible preferred stock, 49,999 shares, or 100%, of the outstanding Series E convertible preferred stock and 100% of the warrants for the purchase of a total of 1,000,000 shares of common stock. William E. Ford, Stephen P. Reynolds, William O. Grabe, Steven A. Denning, David C. Hodgson, Peter L. Bloom, Franchon M. Smithson and J. Michael Cline, whom we refer to as the GAP Members, are the managing members of GAP LLC and are the general partners of GAP Coinvestment. The GAP Members disclaim beneficial ownership of such shares, except to the extent of each member's pecuniary interest therein. The address of GAP LLC is 3 Pickwick Plaza, Greenwich, Connecticut 06830.
(2) According to Amendment No. 2 to Schedule 13G as of December 31, 2000, Heartland Advisors, Inc., a registered investment advisor, and William J. Nasgovitz, the president and principal shareholder of Heartland Advisors, together have sole voting and investment power with respect to all of the common stock shown. The address of Heartland Advisors Inc. and William J. Nasgovitz is 789 North Water Street, Milwaukee, Wisconsin 53202.
(3) According to Liberty Wanger Asset Management LP, a registered investment advisor, Liberty Wanger Asset Management LP has shared voting and investment power with respect to all of the common stock shown. The address of Liberty Wanger Asset Management LP is 227 West Monroe Street, Suite 3000, Chicago, Illinois, 60606.
(4) According to Cannell Capital LLC, a registered investment advisor, and J. Carlo Cannell, its managing member, they together have shared voting and investment power with respect to all of the common stock shown. The address of Cannell Capital LLC and J. Carlo Cannell is 150 California Street, Fifth Floor, San Francisco, CA 94111.
(5) Includes the following shares of restricted common stock issued on April 14, 1999 under the 1998 Long Term Incentive Plan, or LTIP, for which the officer has voting rights but does not have the right to dispose of the stock until April 14, 2002, provided the officer is still employed by us:
     o 7,059 shares for Mr. Avallone
     o 47,059 shares for Mr. Cook
     o 2,941 shares for Mr. Reilly
(6) Includes the following shares of restricted common stock issued on March 31, 2000 under the LTIP, for which the officer has voting rights but does not have the right to dispose of the stock until March 31, 2003, provided the officer is still employed by us:
     o 3,750 shares for Mr. Avallone
     o 11,000 shares for Mr. Cook
     o 5,500 shares for Mr. Reilly
(7) Includes the following shares of restricted common stock issued on November 8, 2000 under the LTIP, for which the officer has voting rights but does not have the right to dispose of the stock until November 8, 2003, provided the officer is still employed by us:
     o 2,900 shares for Mr. Avallone
     o 14,100 shares for Mr. Cook
     o 7,100 shares for Mr. Reilly

(8) Includes 9,762 shares of common stock subject to options which Mr. Chamberlain has gifted to his grandchildren and as to which he disclaims beneficial ownership.
(9)  Includes 200 shares of common stock owned by Mr. Cook's wife.
(10) The information reported for Mr. Gilmour is based on a Form 4 report dated as of June 30, 2001 filed by Mr. Gilmour.
(11) The information reported for Mr. Haley is based on a Form 4 report dated as of January 31, 2001 filed by Mr. Haley. The shares shown include 10,000 shares of common stock and options to purchase 2,500 shares of common stock held by Mr. Haley's wife.
(12) Includes 2,500 shares of common stock held by the Patricia A. Kfoury Revocable Trust u/d/t/ dated April 21, 1998 for the benefit of Mr. Kfoury's wife.
(13) Consists of the right to acquire 3,298 shares of common stock under the 1998 Director Stock Incentive Plan which vest in equal installments over a three year period after she leaves the board.
(14) Includes 25,000 shares of restricted common stock issued to Mr. Reilly on April 3, 2001 under the LTIP, for which he has voting rights but does not have the right to dispose of the stock until April 3, 2004, provided he is still employed by us.
(15) Includes 4,701 shares of common stock subject to options which Mr. Watson has gifted to his children and as to which he disclaims beneficial ownership, 5,000 shares of common stock owned by Mr. Watson's wife and the right to receive 4,241 shares of common stock under the 1998 Director Stock Incentive Plan which vest 30 days after Mr. Watson's retirement from the board.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

NOMINEES

     Pursuant to our Articles of Incorporation and Bylaws, our board of directors must consist of at least three and no more than eleven persons, with the precise number to be determined by resolution of our shareholders or the board of directors from time to time. The board is now comprised of six directors and is divided into three classes of two directors each. The shareholders elect the directors in each class for a term of three years and until their successors are elected and qualified. The term of office of one class of directors expires each year at the annual meeting, and the shareholders elect a new class of directors each year at that time.

     At the annual meeting, the terms of the two Class II directors, George A. Chamberlain 3d and Richard C. Cook, will expire. The board of directors has nominated Mr. Chamberlain and Mr. Cook for re-election at the annual meeting. If re-elected, Mr. Chamberlain and Mr. Cook will serve a three-year term that will expire at the 2005 annual meeting. If Mr. Chamberlain or Mr. Cook should be unavailable to serve for any reason, which is not anticipated, the board of directors may:

     o designate a substitute nominee, in which case the persons named as proxies will vote the shares represented by all valid proxies for the election of such substitute nominee;

     o allow the vacancy to remain open until a suitable candidate is located and nominated; or

     o    adopt a resolution to decrease the authorized number of directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO RE-ELECT GEORGE A. CHAMBERLAIN 3D AND RICHARD C. COOK AS CLASS II DIRECTORS FOR A THREE-YEAR TERM EXPIRING AT THE 2005 ANNUAL MEETING AND UNTIL THEIR SUCCESSORS HAVE BEEN DULY ELECTED AND QUALIFIED.

INFORMATION REGARDING NOMINEES AND CONTINUING DIRECTORS

     Listed below are the names of the board's two nominees for re-election and each of the four incumbent directors whose term of office will continue after the annual meeting, together in each case with his or her age as of December 3, 2001, his or her business experience and the year he or she first became a director.

      CLASS II DIRECTORS NOMINATED TO SERVE UNTIL THE 2005 ANNUAL MEETING


George A. Chamberlain 3d.......  Mr. Chamberlain, age 66, has been a member of our board since
                                 August 1997. Mr. Chamberlain has been the Chief Financial Officer of Neartek, Inc., an information storage solution company, since
                                 October 2001. From January 2001 to June 2001, Mr. Chamberlain was
                                 the Chief Financial Officer of MediaMap, a public relations software and services company. From September 1997 to December
                                 2000, Mr. Chamberlain was the Chief Financial Officer of Radnet,
                                 Inc., a computer software company. From September 1994 to August
                                 1997, he served as our Chief Financial Officer. During 1993 and
                                 1994, Mr. Chamberlain was an Executive Vice President with Capital
                                 Technologies, Inc., a consulting and venture capital company. Mr.
                                 Chamberlain retired from Digital Equipment Corporation in 1992 after 23 years of service, where his last position was Vice
                                 President of Finance.

Richard C. Cook................  Mr. Cook, age 54, has been our President and Chief Executive
                                 Officer and a member of our board since August 1997. From October
                                 1994 to July 1997, Mr. Cook served as the Senior Vice President and General Manager of our MAPICS Business Group. Mr. Cook served as the President and Chief Executive Officer of Mapics, Inc., a
                                 former subsidiary, from March 1993 to October 1994. Mr. Cook was employed by IBM as Director of its Atlanta Software Development
                                 Laboratory from March 1990 to February 1993 and as Director of its
                                 Corporate Computer Integrated Manufacturing Project Office from March
                                 1988 to April 1990.

            CLASS I DIRECTORS TO SERVE UNTIL THE 2004 ANNUAL MEETING


Edward J. Kfoury...............   Mr. Kfoury, age 63, has been a member of our board since May
                                  1993. He was initially appointed to the board of directors as a designee of IBM, but he no longer serves as an IBM designee. Mr.
                                  Kfoury served as a division President and as a Vice President of IBM until June 1, 1993, the date of his retirement. Mr. Kfoury is also a director of Dendrite  International, Inc.

Julia B. North.................   Ms. North, age 54, has been a member of our board since February
                                  2001, when she was appointed by the board to fill the vacancy left by Roger C. Heinen, who chose not to seek re-election as a director at the 2001 annual meeting of shareholders. From 1997 to 1999 she served as President and Chief Executive Officer of VSI Enterprises,
                                  Inc., a company that designs and manufactures videoconferencing systems.
                                  She was employed by BellSouth Telecommunications from 1972 to 1997 in various positions, including President of Consumer Services, Vice
                                  President of Customer Services and Marketing, as well as positions in
                                  Engineering and Network. Ms. North is currently a director of Winn Dixie,
                                  Inc. and VSI Enterprises, Inc.

      CLASS III DIRECTORS NOMINATED TO SERVE UNTIL THE 2003 ANNUAL MEETING


Terry H. Osborne...............   Mr. Osborne, age 63, has been a member of our board since January 1998.
                                  Mr. Osborne is a Special Advisor to General Atlantic Partners LP and
                                  has served as President and Chief Operating Officer of System Software
                                  Associates, Inc., or SSA, a computer software company, from October
                                  1994 to October 1996, the date of his retirement. From October 1987 to
                                  November 1994, he served as SSA's General Manager and Vice President--Europe.
                                  Prior to joining SSA, he was employed by IBM in various capacities since
                                  1961, including Vice President level positions in both the United States and Europe. Mr. Osborne was Chairman of Prime Response Group, Inc. and
                                  is a director of Dendrite International, Inc. and Eyretel PLC.

H. Mitchell Watson, Jr.........   Mr. Watson, age 64, has been a member of our board and Chairman of the
                                  Board of Directors since September 1997. Mr. Watson has served as the
                                  President of Sigma Group of America, a consulting company, since June
                                  1992. From January 1989 to June 1992, he was President and Chief Executive
                                  Officer of Rolm Co., a telecommunications joint venture of IBM and Siemens
                                  AG. In addition, he is a retired Vice President of IBM. Mr. Watson is also a director of Praxair Inc., DDSPower.com and Identrus LLC.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The board of directors conducts its business through meetings of the full board and through committees of the board. During the fiscal year ended September 30, 2001, the board of directors held ten meetings, the compensation committee held four meetings, the audit committee held five meetings and the strategic relations committee held no meetings. Each director attended at least 75% of all meetings of the full board of directors and of each committee on which he or she served.

     The audit committee reviews with our independent accountants their audit plan, the scope and results of their audit engagement and the accompanying management letter, if any. Members also consult with the independent accountants and management with regard to our accounting methods and the adequacy of our internal accounting controls as well as review the range of the independent accountants' audit and nonaudit fees. The audit committee also reviews our audited year-end financial statements and discusses them and the audit with our management and our independent auditors. The audit committee also discusses with and receives assurances from our independent auditors regarding their independence from the company and its management. The audit committee is comprised of George A. Chamberlain 3d (Chairman), Julia B. North and H.
Mitchell Watson, Jr.

     The compensation committee evaluates and approves the compensation arrangements of senior management and administers and interprets certain employee benefit plans. Administration of our benefit plans includes, among other things, determining which directors, officers and employees will receive awards under the plans, when the awards will be granted, the type of awards to be granted, the number of shares or cash involved in each award, the time when any options granted will become exercisable and, subject to certain conditions, the price and duration of such options. The compensation committee is comprised of Edward J. Kfoury (Chairman), H. Mitchell Watson, Jr. and Terry H. Osborne.

     The strategic relations committee reviews certain potential strategic relationships that management is considering. The strategic relations committee is comprised of H. Mitchell Watson, Jr. (Chairman), Edward J. Kfoury, George A. Chamberlain 3d and Richard C. Cook.

     The board of directors as a whole functions as a nominating committee to select management's nominees for election to the board. The board of directors also will consider nominees recommended by shareholders. For a description of requirements regarding shareholder nominations and other proposals, see "Shareholders' Proposals For 2003 Annual Meeting."

DIRECTOR COMPENSATION

     Upon the commencement of their service as directors, we grant each of our non-employee directors an option to purchase 20,000 shares of common stock under our 1998 Non-Employee Director Stock Option Plan. For each year they continue to serve, we grant each director an additional option to purchase 5,000 shares of common stock. The initial options to purchase 20,000 shares vest at a rate of 25% on each anniversary of the grant date so that on the fourth anniversary they are fully vested. The subsequent annual options to purchase 5,000 shares vest in one full installment on the first anniversary of the grant date.

     In consideration for their service, on December 13, 2000, we granted to each non-employee director an option to purchase 5,000 shares of common stock pursuant to the terms of the LTIP. Such options will vest at a rate of 25% on each anniversary of the grant date so that on the fourth anniversary they are fully vested, except that 50% of the options will vest immediately if our share price increases to three times the exercise price of the options and the remaining 50% will vest immediately if our share price increases to four times the exercise price of the options.

     Beginning on January 1, 2001, non-employee directors receive an annual cash retainer of $10,000 (increased from $8,000) and $1,000 for each board or committee meeting attended in person, or $500 if such meeting was attended by telephone. In addition, non-employee directors who serve as chairperson of a committee or the board receive an additional $500 for each committee or board meeting they chair.

     Pursuant to the 1998 Non-Employee Directors Stock Incentive Plan, non-employee directors are required to take 50% of their annual retainer and meeting fees, and may elect to take the remaining 50% of their retainer and meeting fees, in the form of common stock, deferred rights to receive common stock or options to acquire common stock.

     Under our current policy, the board of directors may, upon the request of the President and Chief Executive Officer, retain a director as a consultant. We pay directors serving as consultants $3,000 per day for each day that they provide consulting services and, if less than a full day, $375 per hour. However, the aggregate amount of compensation paid to any director consultant may not exceed $45,000 per year. Directors serving as consultants also are reimbursed for reasonable travel and living expenses while working. During the fiscal year ended September 30, 2001, no director received compensation as a consultant from us.

     We do not compensate directors who are also our employees for their service as directors.

                                   PROPOSAL 2

                   AMENDMENT OF THE LONG-TERM INCENTIVE PLAN
                TO INCREASE THE AVAILABLE SHARES OF COMMON STOCK

     We currently maintain the 1998 Long-Term Incentive Plan, or LTIP, under which stock options and other incentive awards may be granted to our employees, officers, consultants and directors. As of December 3, 2001, there were 432,605 shares remaining available for awards under the LTIP. On November 26, 2001, the board of directors recommended that the LTIP be amended, subject to the approval of the shareholders, to increase the number of shares of common stock available for awards from 3,500,000 shares to 4,500,000 shares.

     A summary of the LTIP, as proposed to be amended, is set forth below. The summary is qualified in its entirety by the full text of the LTIP. We will provide a copy of the full text of the LTIP to you upon your request and without charge. Requests should be sent to MAPICS, Inc., 1000 Windward Concourse Parkway, Alpharetta, Georgia 30005, Attention: Martin D. Avallone, Vice President, General Counsel and Secretary.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE 1998 LONG-TERM INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR AWARDS FROM 3,500,000 SHARES TO 4,500,000 SHARES.

GENERAL

     The purpose of the LTIP is to promote the success and enhance the value of our stock by linking the personal interests of employees, officers, consultants and directors to those of the shareholders and by providing these persons with an incentive for outstanding performance. As of December 3, 2001, approximately 500 persons were eligible to participate in the LTIP.

     The LTIP authorizes the granting of awards to our employees, officers, consultants and directors and those of our affiliated companies in the following forms:

     o options to purchase shares of common stock, which may be incentive stock options or non-qualified stock options;

     o    stock appreciation rights, or SARs;

     o    performance units;

     o    restricted stock;

     o    dividend equivalents; and

     o    other stock-based awards.

     Pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, we may not deduct compensation in excess of $1 million paid to our chief executive officer and our four next most highly compensated executive officers. The LTIP is designed to comply with Section 162(m) of the Code so that the grant of options and SARs and other awards under the plan that are conditioned on performance goals will be excluded from the calculation of annual compensation and will be fully deductible by us.

NUMBER OF SHARES

     The aggregate number of shares of common stock reserved and available for awards or which may be used to determine the value of an award (such as with a SAR or performance share) is 3,500,000, of which no more than 20% may be granted in the form of restricted or unrestricted stock awards. The aggregate number of shares available for awards under the plan is proposed to be increased to 4,500,000, of which no more than 20% would be granted in the form of restricted or unrestricted stock awards. No participant may receive options or SARs for more than 300,000 shares during any one calendar year. In addition, the maximum fair market value of all awards, other than options and SARs, that a participant may receive during any one calendar year (less any consideration paid by the participant) is $2,000,000.

ADMINISTRATION

     The LTIP is administered by the compensation committee. The compensation committee has the authority and discretion to designate participants and to determine the type of awards to be granted to each participant and the terms and conditions of the award. In addition, the compensation committee may establish, adopt or revise any rules and regulations necessary or advisable to administer the LTIP.

AWARDS

     STOCK OPTIONS. The compensation committee is authorized to grant options to participants, which may be incentive stock options, which we refer to as ISOs, or non-qualified stock options, which we refer to as NSOs. All options are evidenced by a written award agreement or certificate between us and the participant, which includes an exercise price that is not less than the fair market value of the underlying common stock as of the date of grant. In addition, the terms of any ISO must meet the requirements of Section 422 of the Internal Revenue Code. The compensation committee may provide in an award agreement for the automatic grant of additional options to the participant equal to the number of shares of common stock surrendered in payment of the exercise price of the original option. The exercise price for the new option would be equal to the fair market value of the surrendered common stock on the date of exercise of the original option, and the term of the new option would be co-extensive with the term of the original option. During fiscal 2001, we did not grant any options with this provision.

     STOCK APPRECIATION RIGHTS. The compensation committee may grant SARs to participants. Upon the exercise of a SAR, the participant has the right to receive the excess of the fair market value of one share of common stock on the date of exercise over the grant price of the SAR as determined by the compensation committee. The grant price of the SAR may not be less than the fair market value of one share of common stock on the date of grant. All awards of SARs are evidenced by an award agreement, reflecting the terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of the SAR. During fiscal 2001, we did not grant any SARs.

     PERFORMANCE UNITS. The compensation committee may grant performance units to participants on the terms and conditions established by the compensation committee. The compensation committee has the complete discretion to determine the number of performance units granted to each participant and to set performance goals and other conditions that may determine the number and value of performance units paid to the participant. During fiscal 2001, we did not grant any performance units.

     RESTRICTED STOCK AWARDS. The compensation committee may make awards of restricted stock, which are subject to restrictions on transferability and other restrictions as the compensation committee may impose. These restrictions may include limitations on the right to vote restricted stock or the right to receive dividends on the restricted stock. We granted 88,900 shares in the form of restricted stock awards during fiscal 2001.

     DIVIDEND EQUIVALENTS. The compensation committee is authorized to grant dividend equivalents to participants subject to terms and conditions established by the compensation committee. Dividend equivalents entitle the participant to receive payments equal to dividends with respect to all or a portion of the number of shares of common stock subject to an award, as determined by the compensation committee. The compensation committee may provide that dividend equivalents are to be paid or distributed when accrued or be deemed to have been reinvested in additional shares of common stock or otherwise reinvested. During fiscal 2001, we did not grant any dividend equivalents.

     OTHER STOCK-BASED AWARDS. The compensation committee may grant other awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of common stock. These awards may include shares of common stock awarded purely as a `bonus' and not subject to any restrictions or conditions, convertible or exchangeable debt securities and other rights convertible or exchangeable into shares of common stock. In addition, these awards may be valued by reference to book value of shares of common stock or the value of securities of or the performance of specified affiliated companies. The compensation committee will determine the terms and conditions of any such awards. During fiscal 2001, we did not grant any other stock-based awards.

     PERFORMANCE GOALS. The compensation committee may determine that any award will be determined solely on the basis of:

     o the achievement by us or a parent or subsidiary of a specified target return, or target growth in return, on equity or on assets;

     o    our stock price or the stock price of a parent or subsidiary;

     o the achievement by an employee or a business unit of a specified target, or target growth in, revenues, net income or earnings per share;

     o the achievement of objectively determinable goals with respect to product delivery, product quality, customer satisfaction, meeting budgets and/or retention of employees; or

     o    any combination of the goals set forth above.

     If an award is made on such basis, the compensation committee must establish goals prior to the beginning of the period for which such performance goal relates (or such later date as may be permitted under Section 162(m) of the Internal Revenue Code). The compensation committee may for any reason reduce, but not increase, any award, notwithstanding the achievement of a specified goal. Any payment of an award that has performance goals will be conditioned on the written certification of the compensation committee that the performance goals and any other material conditions were satisfied. During fiscal 2001, we did not grant any awards that were determined solely on the basis of these performance goals.

     LIMITATIONS ON TRANSFER; BENEFICIARIES. No unexercised or restricted award will be assignable or transferable by a participant other than by will or the laws of descent and distribution or, except in the case of an ISO, pursuant to a qualifying domestic relations order. However, the compensation committee may permit other transfers when the transfers do not result in accelerated taxation, do not cause any option intended to be an ISO to fail to be described in Code
Section 422(b), and are otherwise appropriate and desirable, taking into account any factors deemed relevant. A participant may, in the manner determined by the compensation committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant's death.

     ACCELERATION UPON CERTAIN EVENTS. Upon a participant's death, disability or retirement, all of such participant's outstanding options, SARs and other awards in the nature of exercisable rights will become fully exercisable and all restrictions on outstanding awards will lapse. In the event of a change in control, as defined in the LTIP, all outstanding options, SARs, and other awards in the nature of exercisable rights will become fully vested and all restrictions on all outstanding awards will lapse. In addition, the compensation committee may, at any time, declare and cause any or all outstanding options, SARs and other awards in the nature of exercisable rights to become fully vested and/or all restrictions on all outstanding awards to lapse.

TERMINATION AND AMENDMENT

     The board of directors or the compensation committee may amend or terminate the LTIP without shareholder approval; provided, however, that the board or committee may condition any amendment on the approval of shareholders if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations. No termination or amendment of the LTIP may adversely affect any award previously granted, without the written consent of the participant. The compensation committee may amend or terminate any outstanding award without approval of the participant; provided, however, that such amendment, modification or termination may not, without the participant's consent, reduce or diminish the value the award determined as if the award had been exercised, vested, cashed in or otherwise settled on the date of the amendment or termination. Except as otherwise permitted in the plan, the exercise price of any option may not be reduced and the original term of any option may not be extended.

CERTAIN FEDERAL INCOME TAX EFFECTS

     NON-QUALIFIED STOCK OPTIONS. Under present federal income tax regulations, there will be no federal income tax consequences to either us or the participant upon the grant of an NSO. However, the participant will realize ordinary income on the exercise of the NSO in an amount equal to the excess of the fair market value of the common stock acquired over the exercise price, and we will receive a corresponding deduction. A subsequent sale or exchange of such shares will result in gain or loss measured by the difference between the exercise price, increased by any compensation reported upon the participant's exercise of the option, and the amount realized on such sale or exchange. This gain or loss will be capital in nature if the shares were held as a capital asset and will be long-term if the shares were held for the applicable long-term capital gain holding period.

     INCENTIVE STOCK OPTIONS. Under present federal income tax regulations, there will be no federal income tax consequences to either us or the participant upon the grant of an ISO or the participant's exercise of the ISO. If the participant holds the shares of common stock for the greater of two years after the date the option was granted or one year after the acquisition of such shares of common stock, the difference between the aggregate exercise price and the amount realized upon disposition of the shares of common stock will constitute a capital gain or loss, and we will not be entitled to a federal income tax deduction. If the shares of common stock are disposed of in a sale, exchange or other disqualifying disposition during the required holding period, the participant will realize taxable ordinary income in an amount equal to the excess of the fair market value of the common stock purchased at the time of exercise (or, if less, the amount realized on the disposition of the shares) over the aggregate exercise price, and we will be entitled to a federal income tax deduction equal to such amount. Upon exercise of an ISO, the participant may be subject to alternative minimum tax on certain items of tax preference. If an ISO is exercised at a time when it no longer qualifies as an incentive stock option, the option will be treated as an NSO.

     SARS. Under present federal income tax regulations, a participant receiving a SAR will not recognize income, and we will not be allowed to take a tax deduction, at the time the award is granted. When a participant exercises the SAR, the amount of cash and the fair market value of any shares of common stock received will be ordinary income to the participant, and we will be allowed to take a deduction for federal income tax purposes.

     PERFORMANCE UNITS. Under present federal income tax regulations, a participant receiving performance units will not recognize income and we will not be allowed to take a tax deduction at the time the award is granted. When a participant receives or has the right to receive payment of performance units, the amount of cash and the fair market value of any shares of common stock received will be ordinary income to the participant, and we will be allowed to take a deduction for federal income tax purposes, subject to applicable limitations under Code Section 162(m).

     RESTRICTED STOCK. Under present federal income tax regulations, and unless the participant makes an election to accelerate recognition of the income to the date of grant, a participant receiving a restricted stock award will not recognize income, and we will not be allowed to take a tax deduction, at the time the award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock (less any consideration paid), and we will be entitled to a corresponding tax deduction at that time, subject to applicable limitations under Code Section 162(m).

BENEFITS TO NAMED EXECUTIVE OFFICERS AND OTHERS

     As of December 3, 2001, options had been granted under the LTIP to the following persons and were outstanding as of that date. Any future awards will be made at the discretion of the compensation committee.

    OPTIONS AND RESTRICTED SHARES GRANTED UNDER THE LONG-TERM INCENTIVE PLAN

                                                                        NUMBER OF                                   NUMBER OF
                                                                       SECURITIES                      RESTRICTED   SHARES OF
                                                             OPTION    UNDERLYING       RANGE OF         STOCK     RESTRICTED
                                                             DOLLAR     OPTIONS     EXERCISE PRICES     DOLLAR      STOCK
NAME AND POSITION                                           VALUE($)  OUTSTANDING    FOR OPTIONS($)    VALUE($)(2 OUTSTANDING
----------------                                            -------   -----------  ------------------  ---------  -----------
Richard C. Cook
         President, Chief Executive
          OFFICER AND DIRECTOR..........................      (1)       285,500     $3.563 - $ 18.00   $414,914     72,159
Peter E. Reilly
         CHIEF OPERATING OFFICER........................      (1)       220,000      3.563 - 15.9375    233,111     40,541
Stephen C. Haley (3)
         FORMER CHIEF OPERATING OFFICER.................      (1)         2,500            15.00             --         --
William J. Gilmour
         FORMER CHIEF FINANCIAL OFFICER, VICE
          PRESIDENT OF FINANCE AND TREASURER............      (1)            --               --             --         --
Martin D. Avallone
         VICE PRESIDENT, GENERAL COUNSEL
          AND SECRETARY.................................      (1)       107,700       3.563 - 18.4375    78,827     13,709
All Executive Officers as a Group
          (6 persons)...................................      (1)       815,700       3.563 - 18.4375   726,852    126,409
George A. Chamberlain
         DIRECTOR.......................................      (1)         5,000              5.75            --         --
Edward J. Kfoury
         DIRECTOR.......................................      (1)         5,000              5.75            --         --
Terry Osborne
         DIRECTOR.......................................      (1)         5,000              5.75            --         --
H. Mitchell Watson
         DIRECTOR.......................................      (1)         5,000              5.75            --         --
All Non-Employee Directors as a Group
          (5 persons)...................................      (1)        20,000              5.75            --         --
All Employees (other than Executive
 Officers) as a Group...................................      (1)     1,942,876       $3.563 - $ 22.50  413,442     71,903
--------------

(1) On a per share basis, the dollar value will reflect the excess of the fair market value of the common stock on the date of exercise of the option over the exercise price of the option. The closing price of the common stock as reported on the Nasdaq National Market on December 3, 2001 was $5.75 per share.
(2) Calculated as of December 3, 2001. The closing price of the common stock as reported on the Nasdaq National Market on December 3, 2001 was $5.75 per share.
(3)  Consists of options held by Mr. Haley's wife.

                                   PROPOSAL 3

                     AMENDMENT OF THE DIRECTOR STOCK OPTION
             PLAN TO INCREASE THE AVAILABLE SHARES OF COMMON STOCK

     We currently maintain the 1998 Non-Employee Director Stock Option Plan, or Director Option Plan, under which non-employee directors receive options to purchase our common stock. As of December 3, 2001, there were 80,000 shares available for grant under the plan. On November 26, 2001, the board of directors recommended that the Director Option Plan be amended, subject to the approval of the shareholders, to increase the number of shares of common stock available for awards from 310,000 shares to 460,000 shares.

     A summary of the Director Option Plan, as proposed to be amended, is set forth below. We will provide a copy of the full text to you upon your request and without charge. Requests should be sent to MAPICS, Inc., 1000 Windward Concourse Parkway, Alpharetta, Georgia 30305, Attention: Martin D. Avallone, Vice President, General Counsel and Secretary.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE 1998 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR GRANT FROM 310,000 SHARES TO 460,000 SHARES.

ELIGIBILITY

     Each member of our board of directors who is a non-employee director is a participant in the Director Option Plan, other than a director who is prohibited from participation by agreement between us and such director or his or her affiliates.

ADMINISTRATION

     Grants of awards under the Director Option Plan are automatic. The plan is intended to be a "formula plan" for purposes of Section 16(b) of the Securities Exchange Act of 1934. However, the compensation committee or the board of directors has authority to interpret the Director Option Plan and otherwise administer the plan in accordance with its terms.

SHARES SUBJECT TO PLAN

     Shares subject to the Director Option Plan may be authorized but unissued shares or shares that were once issued and subsequently reacquired by us. As of December 3, 2001, the total remaining number of shares of common stock for which options may be granted under the Director Option Plan was 80,000 shares. In the event that any outstanding option for any reason expires or is terminated prior to the end of the period during which options may be granted under the Director Option Plan, the shares of common stock allocable to the unexercised portion of such option may again be subject in whole or in part to an award of options under the Director Option Plan.

TERMS AND CONDITIONS OF AWARDS

     Awards granted pursuant to the Director Option Plan are subject to the following terms and conditions:

     INITIAL GRANT. Each of the current non-employee directors has previously received under the Director Option Plan an award of 20,000 options upon his or her election to the Board. Subject to the availability of shares under the Director Option Plan, on the date that each subsequent non-employee director is initially elected or appointed to the board or, while a director continues to serve on the board but ceases to serve as our employee or officer, such director will receive an option to purchase 20,000 shares of common stock, subject to adjustment as provided in the Director Option Plan. However, no options will be granted if the terms of any agreement between us and such director or his or her affiliates prohibits such grants. Initial options will vest in equal installments on the first, second, third and fourth anniversaries of the date of grant.

     ANNUAL GRANTS. Under the Director Option Plan, on January 1 of each year, each non-employee director participating in the plan will receive an additional option to purchase 5,000 shares of common stock, subject to adjustment as provided in the plan; provided, however, that no such option will be granted if prohibited pursuant to the terms of any agreement between us and such director or his or her affiliates. Such annual options will vest in one full installment on the first anniversary of the date of grant.

     EXERCISE PRICE. The exercise price for each option granted under the Director Option Plan will be the fair market value of the shares of common stock subject to the option on the date of grant.

     TERM. Each option granted under the Director Option Plan will, to the extent not previously exercised, terminate and expire on the date ten years after the grant, unless earlier terminated as provided in the Director Option Plan.

     ASSIGNMENT OF OPTIONS. Any option granted pursuant to the Director Option Plan is transferable by the optionee to any of the following permitted transferees, upon such reasonable terms and conditions as the compensation committee may establish: (a) one or more of the following family members of the optionee: spouse, former spouse, child (whether natural or adopted), stepchild, any other lineal descendent of the optionee; (b) a trust, partnership or other entity established and existing for the sole benefit of, or under the sole control of, one or more of the above family members of the optionee, or (c) any other transferee specifically approved by the compensation committee after taking into account any state or federal tax, securities or other laws applicable to transferable options. Transferred options may not be further transferred by the transferee.

     EFFECT OF TERMINATION OF DIRECTORSHIP, DEATH, RETIREMENT OR DISABILITY. In the event an optionee ceases to be a member of the board of directors for any reason other than death, permanent disability or retirement, any unvested portion of options granted to him or her will immediately terminate, and any vested but unexercised portion of an option may be exercised within 90 days of the date the optionee ceased to be a member of the board, whereafter such options will terminate. In the event that an optionee ceases to be a member of the board of directors by reason of death, retirement or permanent disability, his or her options will immediately become fully vested and remain exercisable until the scheduled expiration date of the option.

     ADJUSTMENTS. If the shares of common stock are subdivided or combined into a greater or smaller number of shares or if we issue any shares of common stock as a stock dividend on our outstanding common stock, the number of shares of common stock deliverable upon the exercise of options will be increased or decreased proportionately, and appropriate adjustments will be made in the exercise price per share to reflect such subdivision, combination or stock dividend. In the event of a change in control (as defined in the Director Option
Plan), each then-outstanding option under the Director Option Plan will become immediately exercisable. The compensation committee also will make appropriate provision in order to preserve but not exceed the value of outstanding options, by substituting on an equitable basis for the shares then subject to such options the consideration payable with respect to the outstanding shares of common stock in connection with the change in control. In the event of the occurrence of certain circumstances, transactions or events not constituting a change in control but which the board of directors deems to be, or to be reasonable likely to lead to, an effective change in control, a holder of an option upon exercising the option will be entitled to receive the securities, cash or other property he or she would have received if he or she had exercised the option prior to such event. Upon the happening of any of the foregoing events, the class and aggregate number of shares that are subject to options that previously have been or subsequently may be granted under the Director Option Plan will also be appropriately adjusted to reflect such events. The board of directors will determine the specific adjustments to be made and its determination will be conclusive.

TERMINATION AND AMENDMENT

     Options may no longer be granted under the Director Option Plan after March 30, 2007, and the Director Option Plan will terminate when all options granted or to be granted thereunder are no longer outstanding. The board of directors may at any time terminate the Director Option Plan or make such modification or amendment thereof as it deems advisable. However, the board may not, without shareholders' approval, (a) increase the maximum number of shares for which options may be granted under the Director Option Plan or the number of shares for which an option may be granted to any participating director, (b) change the provisions of the Director Option Plan regarding the termination of the options or the times when they may be exercised, (c) change the period during which any options may be granted or remain outstanding or the date on which the Director Option Plan will terminate or (d) change the designation of the class of person eligible to receive options. Termination or any modification or amendment of the Direction Option Plan will not, without consent of a participant, affect his or her rights under an option previously granted.

NO RIGHTS AS SHAREHOLDER

     The holder of an option will not have any rights of a shareholder with respect to the shares covered by the option, except to the extent that one or more certificates for such shares is delivered to such holder upon the due exercise of the option.

NO IMPLIED RIGHTS OF CONTINUED BOARD SERVICE

     The grant of any award pursuant to the Director Option Plan will not confer upon any recipient rights of continued service on our board of directors or affect our rights to terminate the directorship of the holder at any time.

FEDERAL INCOME TAX EFFECTS

     The options granted under the Director Option Plan are and will be non-qualified stock options. Under present federal income tax laws, there will be no federal income tax consequences to either us or the grantee upon the grant of options under the Director Option Plan. However, the grantee will realize ordinary income on the exercise of an option in an amount equal to the excess of the fair market value of the common stock acquired upon the exercise of such option over the exercise price, and we will receive a corresponding deduction. The grantee will have a tax basis in such shares equal to the fair market value of the common stock on the date of exercise, and any subsequent gain or loss realized upon the subsequent disposition by the grantee of the common stock will constitute short- or long-term capital gain or loss, depending on the grantee's holding period. If payment of the exercise price of an option is made other than by cash or check, special rules may apply. Special rules also apply in the case of transferred options: the original optionee, rather than the transferee, will recognize taxable compensation income at the time of exercise by the transferee, and the transferee's basis in the shares upon exercise will be the fair market value at exercise, event though the tax at exercise is paid by the original optionee or his or her estate.

BENEFITS TO NON-EMPLOYEE DIRECTORS

     As of December 3, 2001, there were five current non-employee directors participating in the Director Option Plan, four former non-employee directors holding options previously granted under the Director Option Plan, and a total of 229,250 options outstanding under the Director Option Plan. The exercise price for these options range from $5.00 to $21.96. On a per-share basis, the dollar value of these options to the holder will be equal to the excess of the fair market value of the common stock on the date of exercise of the option over the exercise price of the option. The closing price of the common stock as reported on the Nasdaq National Market on December 3, 2001 was $5.75 per share.

                                   PROPOSAL 4

                 AMENDMENT OF THE DIRECTOR STOCK INCENTIVE PLAN
                TO INCREASE THE AVAILABLE SHARES OF COMMON STOCK

GENERAL

     We currently maintain the MAPICS, Inc. 1998 Non-Employee Directors Stock Incentive Plan, or Director Incentive Plan, under which non-employee directors receive awards of common stock. We have reserved 60,000 shares of common stock for issuance in connection with the Director Incentive Plan, which may be authorized and unissued shares or treasury shares. As of December 3, 2001, there were 9,125 shares available for grant under the plan. On November 26, 2001, the board of directors recommended that the Director Incentive Plan be amended, subject to the approval of the shareholders, to increase the number of shares of common stock available for awards from 60,000 shares to 160,000 shares.

     A summary of the Director Incentive Plan is set forth below. The summary is qualified in its entirety by the full text of the Director Incentive Plan. We will provide, upon request and without charge, a copy of the full text of the Director Incentive Plan to you. Requests should be directed to MAPICS, Inc., 1000 Windward Concourse Parkway, Suite 100, Alpharetta, GA 30005, Attention:
Martin D. Avallone, Vice President, General Counsel and Secretary.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE 1998 NON-EMPLOYEE DIRECTORS STOCK INCENTIVE PLAN TO INCREASE THE AVAILABLE SHARES OF COMMON STOCK FROM 60,000 SHARES TO 160,000 SHARES.

PURPOSE

     The purpose of the Director Incentive Plan is to attract, retain and compensate highly-qualified individuals who are not employees of our company or any of its subsidiaries or affiliates for service as members of the board by providing them with an ownership interest in our common stock. We intend that the Director Incentive Plan will benefit our company and its shareholders by allowing non-employee directors to have a personal financial stake in the company through an ownership interest in the common stock and will closely align the interests of non-employee directors with that of the shareholders. As of December 3, 2001, there were five current non-employee directors eligible to participate in the Director Incentive Plan.

ADMINISTRATION

     The Director Incentive Plan is administered by the compensation committee. Subject to the provisions of the Director Incentive Plan, the compensation committee is authorized to interpret the Director Incentive Plan, to establish, amend and rescind any rules and regulations relating to the Director Incentive Plan, and to make all other determinations necessary or advisable for administering the Director Incentive Plan. However, the compensation committee has no discretion with respect to the eligibility or selection of non-employee directors to receive awards under the Director Incentive Plan, the number of shares subject to any such awards or the time at which any such awards are to be granted, and the compensation committee does not have the authority to take any action or make any determination that would materially increase the benefits accruing to participants under the Director Incentive Plan.

SUMMARY OF PLAN TERMS

     Pursuant to the Director Incentive Plan, non-employee directors are required to take 50% of their annual retainer and meeting fees, which we refer to collectively as stock equivalent fees, and may elect to take the remaining 50% of their annual retainer and meeting fees, which we refer to as discretionary fees, in the form of (a) shares of common stock, (b) deferred rights to receive common stock or (c) options to acquire common stock.

STOCK AWARDS

     AUTOMATIC GRANTS. Unless a non-employee director has elected to receive stock options or deferred stock as payment of his or her stock equivalent fees for a plan year, shares of common stock are automatically granted on October 1, January 1, April 1 and July 1 of each plan year to each eligible non-employee director. We refer to each of such dates as a stock grant date. The number of shares of common stock included in each such quarterly grant is determined by the director's stock equivalent fees earned during the three-month period immediately preceding the stock grant date, which we refer to as the Quarterly Service Period, divided by the fair market value per share of common stock on the stock grant date. Fractions are rounded to the next highest share.

     ELECTIVE GRANTS. Shares of common stock are automatically granted on each stock grant date to each eligible non-employee director who timely elects to receive common stock as payment of his or her discretionary fees. Such election must be made in writing prior to the commencement of the first quarterly service period to which such election applies, and such election remains in effect with respect to all future quarterly service periods until a subsequent election form is filed with the compensation committee indicating a different election. The number of shares included in each such quarterly grant is determined by dividing the director's discretionary fees earned during the quarterly service period by the fair market value per share of common stock on the stock grant date. Fractions are rounded to the next highest share.

DEFERRED STOCK AWARDS

     ELECTION TO DEFER. Each participant in the Director Incentive Plan has the right to elect, prior to the commencement of each plan year (October 1 through September 30), to defer until after the participant's termination of service the grant of the shares of common stock that would otherwise be granted to the participant under the Director Incentive Plan during the next plan year. The participant elects whether the deferred grant of shares will be (a) granted in lump sum within 30 days after termination of service or (b) granted in approximately equal annual installments over a period of two to ten years (as the participant shall elect) after the termination of service. The deferral election is irrevocable except in case of hardship as determined in good faith by the board. No shares will be issued until the grant date(s) so indicated, which we refer to as the deferred grant date. The participant has no rights as a shareholder with respect to the deferred rights to shares, and the rights to such shares are unsecured.

     DEFERRED DIVIDEND ACCOUNT. If any dividends or other rights or distributions of any kind are distributed to holders of common stock during the period from the applicable stock grant date until the deferred grant date but prior to the participant's termination of service, an amount equal to the cash value of such distributions will be credited to a deferred dividend account for the participant as follows: the account will be credited with the right to receive shares of common stock having a fair market value as of the date of the distribution equal to the cash value of the distribution. We will issue shares of common stock equal to the cumulative total of rights to shares in such account within 30 days after the participant's termination of service.

STOCK OPTIONS

     ELECTION TO RECEIVE OPTIONS. A non-employee director may elect to defer (a) all of his or her stock equivalent fees, (b) all of his or her discretionary fees or (c) all of his or her director fees by conversion to stock options. A non-employee director who wishes to receive compensation for a plan year in the form of options must irrevocably elect to do so prior to the beginning of the plan year. Elections to receive options are irrevocable and are valid only for one plan year. New elections must be made to receive options for subsequent plan years.

     TIME OF GRANT. Options are granted to each non-employee director who filed a timely election to receive stock options as payment of his or her stock equivalent fees, discretionary fees, or both, payable in the following plan year. Such options are granted on January 1, April 1, July 1 and October 1 for the preceding quarterly service periods during such plan year.

     NUMBER OF OPTIONS. The number of shares of common stock subject to an option granted under the Director Incentive Plan is the number of whole shares equal to (A times B) divided by C, where: A is the dollar amount that the non-employee director elects shall be payable in options; and B is the quotient of 1 divided by the

Black-Scholes value of an option (expressed as a percentage of the fair market value of one share of common stock); and C is the fair market value of the common stock on the date of grant of the option. Any resulting fraction is rounded to the next highest whole number of shares.

     OPTION TERMS. The exercise price per share under each option granted under the Director Incentive Plan is equal to the fair market value of the common stock on the date of grant of the option. Each option is fully vested upon grant and will remain exercisable for ten years from the grant date, regardless of whether the optionee remains a director throughout such term.

     TRANSFERABILITY OF OPTIONS. Options granted under the Director Incentive Plan are not transferable other than by will or the laws of descent and distribution or to family members of the non-employee director, to trusts established solely for the benefit of such family members, and to certain entities of which the only interest holders are such family members (or trusts for the benefit). Options held by permitted transferees are not further transferable.


ADJUSTMENTS

     In the event that the compensation committee determines that any distribution, recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or similar corporate transaction or event affects the common stock such that an adjustment is determined by the compensation committee to be appropriate in order to prevent dilution or enlargement of the benefits intended to be made available under the Director Incentive Plan or with respect to awards thereunder, then the compensation committee may adjust the number and type of shares that may be granted under the Director Incentive Plan. In the event of any such corporate transaction or event that results in shares of common stock being exchanged for or converted into cash, securities or other property (including securities of another corporation), the compensation committee will have the right to terminate the Director Incentive Plan as of the date of the transaction or event, in which case all stock grants deferred under the Director Incentive Plan will become the right to receive such cash, securities or other property, and there will be substituted on an equitable basis for each share of common stock then subject to an option granted under the Director Incentive Plan the consideration payable with respect to the outstanding shares of common stock in connection with such corporate transaction or event, all without any change in the aggregate purchase price for the shares then subject to the option.

TERMINATION AND AMENDMENT

     The Director Incentive Plan will remain in effect until February 2, 2008, unless terminated earlier. The compensation committee may terminate or suspend the Director Incentive Plan at any time, without shareholder approval. The compensation committee may amend the Director Incentive Plan at any time and for any reason without shareholder approval, but the compensation committee may condition any amendment on the approval of shareholders if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations. No termination, modification or amendment of the Director Incentive Plan may, without the consent of a participant, adversely affect the participant's rights under a previously-granted award.

CERTAIN FEDERAL INCOME TAX EFFECTS

     STOCK AWARDS. A participant receiving non-deferred common stock in lieu of compensation as a director will recognize ordinary income equal to the fair market value of the stock on the date of grant, and we will be entitled to a corresponding tax deduction at that time.

     DEFERRED STOCK. Under present federal income tax regulations, a participant receiving a right to receive stock in the future will not recognize income, and we will not be allowed a tax deduction, at the time such right is granted. When the stock is actually granted or the participant otherwise has the right to receive such stock, the participant will recognize ordinary income equal to the fair market value of the stock, and we will be entitled to a corresponding tax deduction at that time.

     OPTIONS. The options granted under the Director Incentive Plan are and will be non-qualified stock options. Under present federal income tax laws, there will be no federal income tax consequences to either us or the grantee upon the grant of options under the Director Incentive Plan. However, the grantee will realize ordinary income on the exercise of an option in an amount equal to the excess of the fair market value of the common stock acquired upon the exercise of such option over the exercise price, and we will receive a corresponding deduction. The grantee will have a tax basis in such shares equal to the fair market value of the common stock on the date of exercise, and any subsequent gain or loss realized upon the subsequent disposition by the grantee of the common stock will constitute short- or long-term capital gain or loss, depending on the grantee's holding period. If payment of the exercise price of an option is made other than by cash or check, special rules may apply. Special rules also apply in the case of transferred options: the original optionee, rather than the transferee, will recognize taxable compensation income at the time of exercise by the transferee, and the transferee's basis in the shares upon exercise will be the fair market value at exercise, even though the tax at exercise is paid by the original optionee or his or her estate.


BENEFITS TO NON-EMPLOYEE DIRECTORS

     As of December 3, 2001, there were five current non-employee directors and one former non-employee director participating in the Director Incentive Plan, and there were options for the purchase of a total of 24,743 shares and deferred rights to receive a total of 6,328 shares of common stock outstanding under the Director Incentive Plan. The exercise price for these options range from $5.75 to $16.50. On a per-share basis, the dollar value of these options to the holder will be equal to the excess of the fair market value of the common stock on the date of exercise of the option over the exercise price of the option. The closing price of the common stock as reported on the Nasdaq National Market on December 3, 2001 was $5.75 per share.

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

     The following table summarizes the compensation paid or accrued by us in each of the fiscal years ended September 30, 1999, 2000 and 2001 with regard to Richard C. Cook, our President and Chief Executive Officer, our other two executive officers whose annual compensation and bonus was $100,000 or more for fiscal 2001, and two former executive officers who left the company during fiscal 2001. We refer to these five executive officers as named executive officers.


                           SUMMARY COMPENSATION TABLE


                                                                                                Long-Term
                                                                                           Compensation Awards
                                                                   Annual               ___________________________
                                                                Compensation              Restricted     Securities    All Other
                                                  Fiscal   _______________________      Stock Awards($)  Underlying  Compensation
Name and Position                                  Year    Salary($)       Bonus($)       (1)(2)(3)      Options(#)    ($)(4)(5)
-----------------                                ------   ----------     -----------    --------------  -----------  ------------
Richard C. Cook................................   2001     $325,000        $202,662        $100,463        75,000      $  6,945
         PRESIDENT AND CHIEF EXECUTIVE            2000      276,349         213,750         175,313        75,000         7,459
          Officer                                 1999      248,077         100,000         200,001       125,000         8,353
Peter E. Reilly(6).............................   2001      233,333          87,607         139,663        75,000         7,373
         CURRENT CHIEF OPERATING OFFICER
Stephen C. Haley(7)............................   2001       75,000         277,400              --            --       155,351
         FORMER CHIEF OPERATING OFFICER           2000      169,231         587,599         147,422       264,000        14,555
William J. Gilmour(8)..........................   2001      131,250          57,567          35,625        32,000       158,107
         FORMER CHIEF FINANCIAL OFFICER, VICE     2000      141,185          70,131          59,766        30,000         5,921
          PRESIDENT OF FINANCE AND TREASURER      1999      124,423          47,400          70,002        30,000         5,340
Martin D. Avallone..............................  2001      160,000          52,761          20,663        20,000         5,701
         VICE PRESIDENT, GENERAL COUNSEL          2000      151,130          46,135          59,766        20,000         5,948
          AND SECRETARY                           1999      134,923          27,213          30,001        15,000         6,463
-----------

(1) On April 14, 1999, we issued the following number of shares of restricted common stock to the following named executive officers: 47,059 shares to Mr. Cook, 16,471 shares to Mr. Gilmour, and 7,059 shares to Mr. Avallone. The dollar amounts shown in the table represent the fair value of the award on the grant date. The individuals can vote the stock and are eligible for any dividends paid on the stock but may not dispose of the shares before April 14, 2002, at which time the named executive officer must be employed by us in order to gain the right to dispose of the shares. As of September 30, 2001, the value of the restricted stock awards were as follows:
     $264,472 for Mr. Cook and $39,672 for Mr. Avallone. Pursuant to the terms of the restricted stock grant, Mr. Gilmour returned his restricted stock to us upon leaving the company.
(2) On March 31, 2000, we issued the following number of shares of restricted common stock to the following named executive officers: 11,000 shares to Mr. Cook, 9,250 shares to Mr. Haley, 3,750 shares to Mr. Gilmour, and 3,750 shares to Mr. Avallone. The dollar amounts shown in the table represent the fair value of the award on the grant date. The individuals can vote the stock and are eligible for any dividends paid on the stock but may not dispose of the shares before March 31, 2003, at which time the named executive officer must be employed by us in order to gain the right to dispose of the shares. As of September 30, 2001, the value of the restricted stock awards were as follows: $61,820 for Mr. Cook, and $21,075 for Mr. Avallone. Pursuant to the terms of the restricted stock grants, Messrs. Haley and Gilmour returned their restricted stock to us upon leaving the company.
(3) On November 8, 2000, we issued the following number of shares of restricted common stock to the following named executive officers: 14,100 shares to Mr. Cook, 7,100 shares to Mr. Reilly, 5,000 shares to Mr. Gilmour, and 2,900 shares to Mr. Avallone. On April 3, 2001, an additional 25,000 shares of restricted common stock were issued to Mr. Reilly. The dollar amounts shown in the table represent the fair value of the award on the grant date. The individuals can vote the stock and are eligible for any dividends paid on the stock but may not dispose of the shares before November 8, 2003 or, in the case of Mr. Reilly's second grant, April 3, 2004, at which time the named executive officer must be employed by us in order to gain the right to dispose of the shares. As of September 30, 2001, the value of the restricted stock awards were as follows: $79,242 for Mr. Cook, $180,402 for Mr. Reilly and $16,298 for Mr. Avallone. Pursuant to the terms of the restricted stock grant, Mr. Gilmour returned his shares of restricted stock to us upon leaving the company.
(4) Consists of matching contributions made by us to our 401(k) plan based on a percentage of the named executive officer's contributions to the 401(k) plan, payments made by us for non-participation in our medical plan, payments made by us for coverage under our group long-term disability plan, and payments made by us for coverage under our group life insurance and accidental death and dismemberment policies.
(5) For 1999 and 2000, we have reclassified certain amounts formerly included in Salary to All Other Compensation related to payments made by us for non-participation in our medical plan and for coverage under our group long-term disability plan. These reclassifications have not changed the amount of total compensation previously reported. These reclassifications have decreased Salary and increased All Other Compensation as follows:

                                                  1999           2000
                                                ---------      ---------
            Mr. Cook..........................   $ 2,410        $ 2,348
            Mr. Haley.........................        --            444
            Mr. Gilmour.......................       396            810
            Mr. Avallone......................     1,519            837

(6) From April 1999 to February 2001, Mr. Reilly served as our Vice President of International Operations.
(7) All Other Compensation includes $150,000 paid to Mr. Haley for performing services as a consultant to us from February 2001 to July 2001. See "-Agreements with Officers" below.
(8) All Other Compensation includes $152,000 for payments made by us and amounts owed to Mr. Gilmour under the terms of his separation agreement. See "Agreements with Officers" below.

AGREEMENTS WITH OFFICERS

     We are a party to change of control employment agreements with Richard C. Cook, Peter E. Reilly and Martin D. Avallone, and we were a party to a change of control employment agreement with William J. Gilmour until his resignation in June 2001. We also were a party to a three year employment agreement with Stephen C. Haley until his resignation in February 2001. Each change of control employment agreement provides that if a change of control occurs during the change of control period, we will employ the executive from the date of the change of control until the third anniversary of that date on the terms set forth in the agreement. "Change of control" is generally defined to mean:

     o the acquisition by any individual, entity or group of beneficial ownership of 25% or more of the combined voting power of our outstanding voting securities entitled to vote in the election of directors;

     o the failure of the individuals who constitute the board of directors as of the date of the change of control employment agreement to continue to constitute at least a majority of the board;

     o the consummation of certain reorganizations, mergers, consolidations, or sales or other dispositions of all or substantially all of our assets; or

     o the approval by our shareholders of our complete liquidation or dissolution.

     "Change of control period" is generally defined to mean the period commencing on the date of each change of control employment agreement and ending three years after that date; provided that on each anniversary of a change of control employment agreement, the "change of control period" is automatically extended so as to terminate three years after such anniversary, unless we provide timely notice to the executive that we will not extend the period.

     In exchange for an executive's services under his change of control employment agreement, during the employment period, the executive will: (a) receive an annual base salary that is at least equal to 12 times the highest monthly base salary paid or payable to him during the 12 month period prior to the effective date; (b) be awarded an annual cash bonus that is at least equal to his highest annual bonus for the last three full fiscal years prior to the effective date; and (c) be entitled to participate in the same incentive, savings and retirement plans, practices, policies and programs as our other senior executives, and the executive and his family will receive the same benefits under all of our welfare benefit plans, practices, policies and programs as our other senior executives. In addition, subject to certain limitations, the change of control employment agreement of Mr. Cook provides that if a payment to or for the benefit of Mr. Cook would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Cook will be entitled to receive an additional payment such that after payment by him of all taxes (including, without limitation, such excise tax, income taxes and interest and penalties), he will retain an amount of such additional payment equal to such excise tax.

     With respect to the change of control employment agreements, if during the employment period, an executive's employment is terminated by us other than for cause or disability, or an executive terminates his employment for good reason, then the executive will receive a lump sum cash payment equal to the sum of (1) to the extent unpaid, the executive's annual base salary through the date of termination; (2) an amount equal to the executive's annual bonus for the most recently completed fiscal year, reduced pro rata for the number of days remaining in the fiscal year; (3) to the extent unpaid, any compensation previously deferred by the executive and any accrued vacation pay and (4) for Mr. Reilly, two and one-half times the sum of his annual base salary and most recent bonus, for Mr. Avallone, two times the sum of his annual base salary and most recent bonus, and for Mr. Cook, three times the sum of his annual base salary and most recent bonus. In addition, for a period of time after the date of termination, we will continue to provide welfare benefits to the executive and his family, subject to certain limitations, and we will pay or provide any other amounts or benefits required to be paid or provided to the executive under any of our plans, programs, policies, practices or contracts. However, each executive will forfeit his right to receive, or shall repay, the lump sum payment referred to in clause (4) above if, at any time during two years after the date on which his employment terminates, he violates the post-employment restrictive covenants contained in his agreement.

     If, during the employment period, an executive's employment is terminated for cause, we will be obligated to pay the executive's annual base salary through the termination date, the amount of any deferred compensation owing to the executive and the executive's other benefits. If an executive voluntarily terminates his employment other than for good reason, we will be obligated to pay the executive his accrued obligations and provide his other benefits. If, during the employment period, an executive dies or becomes disabled, we will be obligated to pay the executive or his estate a lump sum payment for the executive's accrued obligations and shall provide the executive's other benefits. In addition, each executive's agreement provides that the executive is not required to seek other employment or take other actions to mitigate amounts payable, and such amounts will not be reduced if the executive obtains other employment following the termination of his employment with us.

     Each executive's agreement also provides that for a two-year period following the termination of his employment, the executive may not disclose or otherwise use any of our confidential information, solicit or induce any of our employees to terminate their employment, solicit our customers for the purpose of selling competing services to such customers or engage in the provision of competing services within the State of Georgia.

     On January 18, 2001 and June 29, 2001, we entered into severance agreements with Mr. Haley and Mr. Gilmour, respectively. Under the terms of the agreements, Mr. Haley and Mr. Gilmour each agreed: a) to terminate any employment or change of control agreements they might have with us and release us from any and all claims related to their termination of employment, b) to forfeit all rights to unvested stock options or restricted stock, and c) that they would have 90 days to exercise any vested stock options that they might hold. We agreed to retain Mr. Haley as an independent consultant for a six month period after his termination at a rate of $25,000 per month. We agreed to pay Mr. Gilmour $152,500 in connection with his employment termination. Subsequent to his leaving us, Mr. Gilmour exercised stock options and sold 22,500 shares of our common stock, realizing a net gain of $59,252

     On September 11, 2001, we entered into a three year employment agreement with Michael J. Casey, for him to serve at our Vice President of Finance, Chief Financial Officer and Treasurer. We agreed to pay him an annual base salary of $240,000 per year and an annual bonus of $160,000 per year based on the company meeting established objectives. In addition, we agreed to pay Mr. Casey an annual retention bonus of $100,000 at the end of each year of the agreement. We also granted Mr. Casey an option to acquire 200,000 shares of common stock pursuant to the terms of the LTIP at an exercise price equal to the fair market value per share of our common stock on the date of the employment agreement.

OPTION GRANTS

     The following table provides information with regard to stock option grants to the named executive officers pursuant to our 1998 Long Term Incentive Plan, or LTIP, during fiscal 2001. Except as otherwise set forth in the footnotes to the table, all options become exercisable at the rate of 25% per year beginning on the first anniversary of the grant date. All options expire ten years from the date of grant.


                               OPTION GRANTS IN LAST FISCAL YEAR

                                             PERCENT OF                                          POTENTIAL REALIZABLE VALUE
                          NUMBER OF        TOTAL OPTIONS                                           AT ASSUMED ANNUAL RATES
                          SECURITIES        GRANTED TO                                           OF STOCK PRICE APPRECIATION
                          UNDERLYING         EMPLOYEES       EXERCISE OR                               FOR OPTION TERM
                           OPTIONS           IN FISCAL        BASE PRICE       EXPIRATION        ---------------------------
NAME                      GRANTED(#)          YEAR(1)           ($/SH)            DATE              5%($)           10%($)
-----                     ----------        -----------      ----------        -----------       -----------      ----------
Richard C. Cook .........  75,000(2)            9.38%          $3.563            4/2/2011          $167,995        $425,791
Peter E. Reilly .........  75,000(2)            9.38            3.563            4/2/2011           167,995         425,791
Stephen C. Haley ........      --                 --               --                  --                --              --
William J. Gilmour ......  32,000(3)            4.00            3.563                  --                --              --
Martin D. Avallone ......  20,000(2)            2.50            3.563            4/2/2011            44,799         113,544

-----------
(1) Options to purchase a total of 799,400 shares of common stock were granted to employees during fiscal 2001.
(2) These options will vest at the rate of 25% per year, except that 50% of the options will vest immediately if our share price increases to three times the exercise price of the options and the remaining 50% will vest immediately if our share price increases to four times the exercise price of the options.
(3)  These options were cancelled upon Mr. Gilmour's leaving the company.

     Amounts reported in the last two columns represent hypothetical amounts that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the common stock over the term of the options. The numbers shown in these two columns are calculated based on SEC rules and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings depend on the timing of such exercises and the future performance of the common stock. We do not guarantee that the rates of appreciation assumed in these two columns can be achieved or that the amounts reflected will be received by the named executive officers. The two columns do not take into account any appreciation of the price of the common stock from the date of grant to the current date.

OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information regarding

o the number of shares of common stock received upon exercise of options by the named executive officers during fiscal 2001;

o the net value realized upon any exercise (the net value realized upon exercise is equal to the difference between the option exercise price and the sale price);

o    the number of unexercised options held at September 30, 2001; and,

o the aggregate dollar value of unexercised options held at September 30, 2001.

              Aggregated Option Exercises in the Last Fiscal Year
                       and Fiscal Year-End Option Values


                                                                  Number of
                                                             Securities Underlying     Value of Unexercised
                           Shares                             Unexercised Options       In-The-Money Options
                         Acquired On         Value           at September 30, 2001(#)  at September 30, 2001($)
Name                     Exercise(#)       Realized($)      Exercisable/Unexercisable  Exercisable/Unexercisable
-----                    ------------      -----------      -------------------------  -------------------------
Richard C. Cook .........      --                --              352,975/165,125           $128,438/$197,088
Peter E. Reilly .........      --                --               61,250/158,750              71,625/225,900
Stephen C. Haley ........      --                --                        --/--                       --/--
William J. Gilmour(1) ...  22,500           $59,252                   113,472/--                       --/--
Martin D. Avallone ......      --                --                80,775/51,925               15,413/46,278


-----------
(1)  Mr. Gilmour's exercisable options expired on November 15, 2001.

                         REPORT OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS


     The audit committee of the board of directors is composed of three directors who are independent directors as defined under the rules of The Nasdaq Stock Market, Inc. The audit committee operates under a written charter adopted by the board of directors on June 9, 2000.

     The audit committee reviews with our independent accountants their audit plan, the scope and results of their audit engagement and the accompanying management letter, if any. Members also consult with the independent accountants and management with regard to our accounting methods and the adequacy of our internal accounting controls as well as review the range of the independent accountants' audit and nonaudit fees.

     The audit committee has reviewed our audited year-end financial statements and discussed them and the audit with our management and the independent accountants. The audit committee also has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, regarding the independent accountants' judgments about the quality of the company's accounting principles as applied in its financial reporting. In addition, the audit committee has discussed with the independent accountants the accountants' independence from the company and its management, including the matters in the written disclosures and the letter provided to the audit committee as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

     Based on the reviews and discussions referenced above, the audit committee has recommended to the board of directors, and the board has approved, that the audited financial statements be included in the company's Annual Report on Form 10-K for fiscal 2001 for filing with the Securities and Exchange Commission.

COMMITTEE MEMBERS:

     George A. Chamberlain 3d (Chairman)
     H. Mitchell Watson, Jr.
     Julia B. North

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

INTRODUCTION

     The compensation committee is responsible for developing the company's executive compensation policies and advising the board of directors with respect to these policies. This report by the compensation committee reviews our policies generally with respect to the compensation of all executive officers as a group for fiscal 2001 and specifically reviews the compensation established for the Chief Executive Officer for fiscal 2001. None of the committee members is or has been an officer or employee of the company or any of its subsidiaries or has engaged in any business transaction with the company or has any business relationship with the company that is required to be disclosed in this proxy statement.

COMPENSATION POLICY FOR EXECUTIVE OFFICERS

     The executive compensation program is designed to attract and retain a highly qualified and motivated management team, reward individual performance and link the interests of the senior executives directly with those of the shareholders through a highly leveraged compensation program, stock options and restricted stock. Our 2001 compensation program is comprised of base salary, annual bonus and long-term incentive pay in the form of stock options and restricted stock. This program applies to all of the company's key executive management personnel, including the Chief Executive Officer. All of the executives also are eligible for other employee benefits, including life, health, disability and dental insurance and the company's 401(k) savings plan and employee stock purchase plan.

     BASE SALARY AND ANNUAL BONUS. The compensation committee set the total cash compensation of top executive management for fiscal 2001 after reviewing total compensation levels in the software industry for comparable executive positions. Total cash compensation consists of two components, base salary and annual bonus.

     The compensation committee established annual base salaries at levels competitive with those of similarly situated companies of similar size and revenue levels in our industry. The compensation committee set the criteria for earning annual cash bonuses for executive officers in fiscal 2001 based on a combination of the company's financial performance and the achievement of individual or group performance goals. The compensation committee established average and target bonus amounts after reviewing similar information presented in independent industry surveys. The compensation committee created highly leveraged total cash compensation plans for the executive officers by setting bonus levels which could potentially enable the executives to earn more in annual bonus as a percentage of their annual base salary than their peers at competitive firms. The compensation committee's review ranged from broad-based overviews of the entire software industry to information regarding entities more similar to the company in revenues. Based on such comparative information, the compensation committee used "median" and 90th percentile levels as a guide for setting total cash compensation amounts for the company's top management positions.

     The committee set exceptionally high financial performance targets for the bonus plans. Bonus payment amounts would be accelerated if such targets were met, such that the executive in many cases would be paid at the 90th percentile for similarly situated executives at comparable software companies. During fiscal 2001, earnings per share based incentive awards were payable only if earnings per share performance exceeded 50% of targeted levels. Generally, if actual performance ranged from 50% to 100% of targeted performance, our executive officers received 2% of the targeted bonus amount for each 1% of performance achieved. For performance exceeding 100%, an executive officer received 2.5% of the budgeted amount for each 1% increase in performance. Incentive pay received by all executive officers for fiscal 2001 ranged from $52,761 to $202,662. This represented from 42% to 76% of targeted bonus amounts established.

     LONG-TERM INCENTIVE PAY. The committee believes that long-term incentive compensation accomplishes three objectives:

     o aligns the long-term interests of the executive officers with those of the shareholders;

     o    helps attract and retain key executives in a competitive market; and

     o increases ownership of the company's common stock among the company's key decision-makers.

     Long-term incentive pay is reviewed at least annually for the company's senior executives. The compensation committee establishes an annual long-term incentive compensation amount for each senior executive based on his or her performance. Long-term incentives consist of stock options and restricted stock.

     STOCK OPTIONS. Stock options are typically granted annually under the LTIP to executive officers. All options granted to executive officers in fiscal 2001 have an exercise price equal to the fair market value of the underlying stock on the date of grant, expire ten years from the date of grant and become exercisable at the rate of 25% per year beginning on the first anniversary of the grant date; provided, however, that 50% of the options granted generally vest immediately if the share price increases to three times the exercise price of the options and the remaining 50% generally vest immediately if the share price increases to four times the exercise price of the options.

     RESTRICTED STOCK. The compensation committee may make awards of restricted stock, which are subject to restrictions on transferability and other restrictions, possibly including limitations on the right to vote the restricted stock or the right to receive dividends on the restricted stock. The compensation committee granted restricted stock to each of our executive officers in fiscal 2001. The restrictions, which are as to transferability only, lapse three years from the date of grant provided the grantee is still employed by us.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

     Richard C. Cook served as our President and Chief Executive Officer during fiscal 2001. Mr. Cook's base salary, annual incentive bonus and long-term incentive pay were established based on the criteria described above. Mr. Cook's fiscal 2001 base salary was $325,000. Based on our financial performance in fiscal 2001, Mr. Cook earned an annual incentive bonus of $202,662, which represented 68% of his target annual incentive pay amount. The compensation committee also granted Mr. Cook 14,100 shares of restricted stock under the LTIP. The compensation committee set the levels of many components of Mr. Cook's compensation based upon comparative information regarding compensation of chief executive officers at companies of similar size and revenue levels in the software industry. Mr. Cook's total compensation for fiscal 2001 is provided in detail in the Summary Compensation Table set forth above.

POLICY WITH RESPECT TO DEDUCTIBILITY OF COMPENSATION EXPENSE

     It is the responsibility of the compensation committee to address the issues raised by Section 162(m) of the Internal Revenue Code, which limits our annual tax deduction to $1,000,000 for compensation paid to our Chief Executive Officer and each of our named executive officers, unless the compensation is "performance based" as defined in the Code. The LTIP and our general cash bonus plans are designed to comply with Internal Revenue Service requirements for deductibility of performance-based compensation.

CONCLUSION

     Our executive compensation program is designed to closely link pay with performance and the creation of shareholder value. Executive compensation is highly leveraged. If we achieve average financial performance levels, our executives will be compensated at "median levels" for comparable companies. If our performance is exceptionally higher at the targeted levels, executive compensation will substantially exceed such "median levels." The compensation committee believes that the program has been and will continue to be successful in supporting our financial growth and other business objectives.

COMMITTEE MEMBERS:

     Edward J. Kfoury (Chairman)
     H. Mitchell Watson, Jr.
     Terry H. Osborne

                            STOCK PERFORMANCE GRAPH

     The following stock performance graph and accompanying table compare the shareholders' cumulative return on our common stock from September 30, 1996 to September 30, 2001 with the cumulative total return of the Nasdaq Stock Market Index (U.S.) and the Nasdaq Computer and Data Processing Index over the same period. The comparative data assumes $100.00 was invested on September 30, 1996 in the common stock and in each of the indices referred to above and assumes that any dividends were reinvested. However, the performance graph and table do not reflect a dividend of one share of common stock of our former subsidiary Marcam Solutions, Inc. for every two shares of our common stock that was distributed to our shareholders in a spin-off transaction on July 29, 1997.

                            CUMULATIVE TOTAL RETURN
         Based upon an initial investment of $100 on September 30, 1996 with dividends reinvested



                              [PERFORMANCE GRAPH]





                                           Sep-96   Sep-97  Sep-98   Sep-99   Sep-00   Sep-01
                                           ------   ------  ------   ------   ------   ------
MAPICS, Inc. ............................   $100     $169    $287     $113     $ 88     $ 73
Nasdaq US ...............................   $100     $137    $139     $228     $302     $124
Nasdaq Computer & Data Processing .......   $100     $135    $175     $298     $374     $134


     The stock price performance set forth above is not necessarily indicative of future stock price performance. We obtained the information used from the Nasdaq Stock Market, which we believe to be a reliable source but we are not responsible for any errors or omissions in the information.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The United States securities laws require our directors, executive officers and any persons who beneficially own more than 10% of our common stock to file with the Securities and Exchange Commission and the Nasdaq Stock Market initial reports of ownership and subsequent reports of changes in ownership. To our knowledge, based solely on a review of the copies of the reports furnished to us and written representations that no other reports were required, during fiscal 2001 all directors, executive officers and beneficial owners of more than 10% of our common stock made all required filings.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     PricewaterhouseCoopers LLP has audited our financial statements for fiscal 2001. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting and will be available to respond to appropriate questions.

AUDIT FEES, FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES, AND ALL OTHER FEES

     The aggregate amount of fees and expenses billed and estimated to be billed to us by PricewaterhouseCoopers LLP for fiscal 2001 was approximately $537,000. Of this amount, approximately $242,000 was for the fiscal 2001 audit and reviews of the financial statements included in the three Form 10-Q reports that we filed with the SEC in fiscal 2001. The remaining fees and expenses of approximately $295,000 were for all other services rendered, which consisted of non-audit services that auditors traditionally provide, such as audits of employee benefit plans and income tax consulting and compliance services. PricewaterhouseCoopers LLP did not provide professional services to us for financial information systems design and implementation in fiscal 2001. The audit committee has considered whether the provision of the non-audit related services is compatible with maintaining PricewaterhouseCoopers LLP's independence.

                SHAREHOLDERS' PROPOSALS FOR 2003 ANNUAL MEETING

     To be considered for inclusion in our proxy statement for the 2003 annual meeting, director nominations and other proposals of shareholders must be submitted in writing to our Corporate Secretary on or before August 31, 2002. For any director nomination or other proposal that is not submitted for inclusion in next year's proxy statement but is nevertheless sought to be presented to the shareholders at the 2003 annual meeting, management will be able to vote proxies in its discretion if we:

     o receive notice of the proposal before the close of business on November 14, 2002 and advise shareholders in the proxy statement for the 2003 annual meeting about the nature of the proposal and how management intends to vote on the proposal, or

     o do not receive notice of the proposal before the close of business on November 14, 2002.

     All director nominations and other proposals of shareholders with regard to the 2003 annual meeting should be submitted by certified mail, return receipt requested, to MAPICS, Inc., 1000 Windward Concourse Parkway, Alpharetta, Georgia 30005, Attention: Martin D. Avallone, Vice President, General Counsel and Secretary.

                                 By Order of the board of directors.

                                 /s/ Martin D. Avallone
                                 ----------------------------------------
                                 Martin D. Avallone
                                 Vice President, General Counsel and Secretary


Atlanta, Georgia
January 11, 2002


     Our 2001 Annual Report and our Annual Report on Form 10-K for the fiscal year ended September 30, 2001, which includes audited financial statements, have been mailed to shareholders with these proxy materials. Such materials do not form any part of the materials for the solicitation of proxies.

                                 [LOGO] mapics

                                  DETACH HERE

                                 REVOCABLE PROXY
                                  COMMON STOCK

                                  MAPICS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2002 ANNUAL MEETING OF SHAREHOLDERS. IF YOU CHOOSE TO SUBMIT YOUR PROXY VOTING INSTRUCTIONS VIA THE INTERNET OR BY TOUCH TONE TELEPHONE, THEN DO NOT RETURN THIS PROXY CARD.

     The undersigned hereby appoints Martin D. Avallone and Michael J. Casey, and each of them, proxies with full power of substitution, to act for and in the name of the undersigned to vote all shares of common stock of MAPICS, Inc. that the undersigned is entitled to vote at the 2002 annual meeting of shareholders, to be held on February 12, 2002 at 9:00 a.m. at the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia, and at any and all adjournments.

     THIS PROXY CARD WILL BE VOTED AS DIRECTED. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY CARD WILL BE VOTED IN THE DISCRETION OF THE PROXIES "FOR" THE ELECTION OF THE TWO NOMINEES NAMED IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3 AND 4. If any other business is presented to a vote of the shareholders at the annual meeting, this proxy card will be voted by the proxies in their best judgement. At the present time, the board of directors does not know of any other business to be presented to a vote of the shareholders at the annual meeting.

     If the undersigned elects to withdraw this proxy on or before the time of the annual meeting or any adjournments and notifies Martin D. Avallone, our Vice President, General Counsel and Secretary, at or prior to the annual meeting of that decision, then the power of this proxy shall be deemed terminated and of no further force and effect. If the undersigned withdraws this proxy in the manner described above and does not submit a duly executed and subsequently dated proxy card prior to the annual meeting, the undersigned may vote all shares of common stock owned by the undersigned as of the record date, December 14, 2001, in person at the annual meeting.

---------------                                                  ---------------
  SEE REVERSE        (CONTINUED, AND TO BE SIGNED AND DATED,       SEE REVERSE
     SIDE                     ON THE REVERSE SIDE)                    SIDE
---------------                                                  ---------------


---------------------                                              --------------------
  VOTE BY TELEPHONE                                                  VOTE BY INTERNET
---------------------                                              --------------------

It's fast, convenient, and immediate!                              It's fast, convenient, and your vote is
Call Toll-Free on a Touch-Tone Phone                               immediately confirmed and posted.
1-877-PRX-VOTE (1-877-779-8683)

------------------------------------------------                   ------------------------------------------------

FOLLOW THESE FOUR EASY STEPS:                                      FOLLOW THESE FOUR EASY STEPS:

1.   READ THE ACCOMPANYING PROXY STATEMENT AND                     1.   READ THE ACCOMPANYING PROXY STATEMENT AND
     THIS PROXY CARD.                                                   THIS PROXY CARD.

2.   CALL THE TOLL-FREE NUMBER                                     2.   GO TO THE WEBSITE
     1-877-PRX-VOTE (1-877-779-8683).                                   HTTP://WWW.EPROXYVOTE.COM/MAPX

3.   ENTER YOUR 14-DIGIT VOTER CONTROL NUMBER                      3.   ENTER YOUR 14-DIGIT VOTER CONTROL NUMBER
     LOCATED ABOVE YOUR NAME ON THIS PROXY CARD.                        LOCATED ABOVE YOUR NAME ON THIS PROXY CARD.

4.   FOLLOW THE RECORDED INSTRUCTIONS.                             4.   FOLLOW THE RECORDED INSTRUCTIONS.

------------------------------------------------                   ------------------------------------------------

YOUR VOTE IS IMPORTANT!                                            YOUR VOTE IS IMPORTANT!
Call 1-877-PRX-VOTE anytime!                                       Go to HTTP://WWW.EPROXYVOTE.COM/MAPX anytime!


                             DO NOT RETURN THIS PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET

                          IF YOU HAVE NOT SUBMITTED YOUR PROXY VOTING INSTRUCTIONS VIA THE INTERNET OR BY
                            TELEPHONE, THEN PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE
                                                     ENCLOSED PREPEAID ENVELOPE.


                                                             DETACH HERE

    PLEASE MARK
[X] VOTES AS IN                                                                                                     -----
    THIS EXAMPLE.

                              THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.

1. The election of (01) George A. Chamberlain 3d and
   (02) Richard C. Cook as Class II directors to serve
   until the 2005 annual meeting of shareholders and
   until their successors are elected and qualified.
                                                                                                            FOR    AGAINST   ABSTAIN
                                                                2. Amendment of the Lond-Term Incentive
                                                                   Plan to increase the available shares    [ ]      [ ]       [ ]
                                                                   of common stock.

               FOR        WITHHELD          MARK HERE           3. Amendment of the Director Stock Option
                                            IF YOU PLAN [ ]        Plan to increase the available shares    [ ]      [ ]       [ ]
               [ ]          [ ]             TO ATTEND              of common stock.
                                            THE MEETING
                                                                4. Amendment of the Director Stock
                                            MARK HERE              Incentive Plan to increase the available [ ]      [ ]       [ ]
                                            FOR ADDRESS [ ]        shares of common stock.
                                            CHANGE AND
                                            NOTE BELOW

   [ ]
       --------------------------------------
       For all nominees except as noted above                      In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting and any adjournments thereof.

                                                                Please mark, date and sign exactly as your name appears on this proxy card. When shares are held jointly, both holders should sign.
                                                                When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If the holder is a
                                                                corporation or a partnership, the full corporate or partnership name should be signed by a duly authorized officer.

Signature:                              Date:                       Signature:                             Date:
          -----------------------------      ----------------------           ----------------------------      --------------------
